Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
James D. Nesci
President and Chief Executive Officer
bluefoundrybank.com
jnesci@bluefoundrybank.com
201-972-8900

Blue Foundry Bancorp Names Elizabeth Varki Jobes, Esq. to Board of Directors
Seasoned leader brings decades of legal and compliance expertise to the Board

RUTHERFORD, NJ – January 5, 2023 – Blue Foundry Bancorp (Nasdaq: BLFY) (the “Company”), announced today the appointment of Elizabeth Varki Jobes, Esq. as a Director, effective immediately.

James D. Nesci, President and Chief Executive Officer stated, “We are excited to welcome Ms. Jobes to Blue Foundry’s Board of Directors. Her years of combined legal and compliance experience leading large, global companies will bring additional perspective to our Board and will prove to be instrumental at Blue Foundry.”

Ms. Jobes serves as Senior Vice President and Global Chief Compliance Officer of Amryt Pharmaceuticals, a global commercial-stage pharmaceutical company, since 2020. Before joining Amryt, Jobes served as Senior Vice President and Chief Compliance Officer of North America at EMD Serono. Ms. Jobes also served in leadership roles at Spark Therapeutics, Auxilium Pharmaceutical, and Cephalon. Prior to her career in the pharmaceuticals industry, Jobes held various roles within Philadelphia’s District Attorney’s Office from 1991 to 2006.

Ms. Jobes’ service on several boards demonstrates her invaluable leadership skills. She currently serves on the board of Ampio Pharmaceuticals, a public company, as well as the board of a private biopharmaceutical company (Eyam Vaccines and Immunotherapeutics), and the board of a not-for-profit organization.

Ms. Jobes is a member of the South Asian Bar Association and was a former board member of Women’s Way. She received her law degree from Rutgers University School of Law and is licensed to practice in both New Jersey and Pennsylvania.

Ms. Jobes commented, “I am eager to join Blue Foundry’s innovative culture and dynamic leadership team. I look forward to leveraging my experience to build upon the Bank’s exceptional reputation.”

About Blue Foundry Bancorp and Blue Foundry Bank Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with presence in

Exhibit 99.1
Bergen, Essex, Hudson, Morris, Passaic and Somerset counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities.